Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Current Report on Form 8-K of Earthstone Energy, Inc. filed on June 27, 2023. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and to our reserves report dated June 14, 2023 into the Registration Statements on Form S-3 (File Nos. 333-205466, 333-213543, 333-218277, 333-224334, 333-254099, 333-254106, 333-258455, 333-260824, 333-265982, 333-266020, 333-266164, 333-266165 and 333-267256) and Form S-8 (File Nos. 333-210734, 333-221248, 333-227720, 333-240998 and 333-258456) filed with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ W. Todd Brooker
W. Todd Brooker, P.E. President Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

June 27, 2023